Exhibit (a)(5)(xvi)

PRESS RELEASE

CONTACTS:

Jeanne M. Carr (212)-929-5916

Bob Sandhu (212)-378-7061

MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

NEWCASTLE EXTENDS WHITEHALL TENDER OFFER

Dallas, TX – February 21, 2006 — Newcastle Partners, L.P. announced today that it has extended its previously announced tender offer for all of the common stock of Whitehall Jewellers, Inc. (Pink Sheets JWLR.PK) to 5:00 P.M. New York City time on Monday, February 27, 2006. The tender offer was previously set to expire at 5:00 P.M. New York City time on Friday, February 17, 2006. As of February 17, 2006, a total of 905,339 shares or 5.4% of the outstanding common stock of Whitehall had been tendered in and not withdrawn from the offer. This number does not include the 2,018,400 shares or 12.0% of the outstanding owned by Newcastle or its affiliates. The solicitation and the offer to buy Whitehall Jewellers, Inc.’s common stock is only made pursuant to the Offer to Purchase and related materials that Newcastle Partners, L.P. and JWL Acquisition Corp. filed on December 5, 2005, as amended. Stockholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the Offer. Stockholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from MacKenzie Partners, the Information Agent for the Offer, by calling 800-322-2885 Toll-Free or at 212-929-5500 (collect) or by email at proxy@mackenziepartners.com.